SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 26, 2004

Tyson Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State of incorporation or organization)

0-3400
(Commission File Number)

71-0225165
(IRS Employer Identification No.)

2210 West Oaklawn Drive, Springdale, AR 72762-6999
(479) 290-4000
(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

Not applicable
(Former name, former address and former fiscal year, if applicable)

Item 9. Regulation FD Disclosure.

 See Item 12.    Results of Operations and Financial Condition.

Item 12. Results of Operations and Financial Condition.

On April 26, 2004 Tyson Foods, Inc. (the "Company") issued a press release announcing its unaudited results of operations for the second quarter ending March 27, 2004.  The press release is furnished herewith as Exhibit 99.1 and incorporated by reference herein.

The Company's press release and related conference call include certain non-GAAP financial measures.  A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company's financial statements.

Non-GAAP financial measures utilized by the Company include presentations of earnings per share and other GAAP measures of operating performance that exclude or include the effect of litigation settlements, the closing of selected operations, BSE related charges and other similar events.  The Company's management believes these non-GAAP financial measures provide useful information to investors by removing the effect of variances in GAAP reported results of operations that are not indicative of fundamental changes in the earnings capacity of the Company's operations.  Management also believes that the presentation of the non-GAAP financial measure is consistent with its past practice, as well as industry practice in general, and will enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods.  The non-GAAP financial measures used by the Company should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Limitation on Incorporation by Reference

In accordance with general instructions B.2 and B.6 of Form 8-K, the information in this report, including exhibits, is furnished pursuant to Items 9 and 12 and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tyson Foods, Inc.

Date: April 26, 2004	By: /s/ Steven Hankins___
Name: Steven Hankins___
Title: Executive Vice President and
Chief Financial Officer

Tyson Foods, Inc.
Current Report On Form 8-K
Dated April 26, 2004

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated April 26, 2004

EXHIBIT 99.1

April 26, 2004

Media Contact: Ed Nicholson, 479-290-4591
Investor Contact: Louis Gottsponer, 479-290-4826

TYSON REPORTS SECOND QUARTER AND SIX MONTHS RESULTS

Springdale, Arkansas-April 26, 2004 - Tyson Foods, Inc. (NYSE: TSN), today reported $0.33 diluted earnings per share for the second fiscal quarter ended March 27, 2004, compared to $0.20 diluted earnings per share in the same quarter last year.  Second quarter 2004 sales were $6.2 billion compared to $5.8 billion for the same period last year. Operating income was $263 million compared to $183 million and earnings were $119 million compared to $72 million for the same period last year.

Pretax earnings for the second quarter of fiscal 2004 include $14 million of costs, or $0.02 per diluted share, related to poultry and prepared foods plant closings along with an approximate $50 million net benefit in the Chicken segment from the Company's on-going commodity risk management hedging activities and increased grain costs.

Pretax earnings for the second quarter of fiscal 2003 include $94 million or $0.17 per diluted share, received in connection with vitamin antitrust litigation.

Diluted earnings per share for the first six months of fiscal 2004 were $0.49 compared to $0.31 in the same period last year.  Sales for the first six months of fiscal 2004 were $12.7 billon compared to $11.6 billion for the same period last year.  Operating income for the first six months of fiscal 2004 was $424 million compared to $328 million and earnings were $176 million compared to $111 million for the same period last year.

Pretax earnings for the first six months of fiscal 2004 include $39 million of costs, or $0.07 per diluted share, related to poultry and prepared foods plant closings, and $61 million of costs, or $0.11 per diluted share of BSE related charges along with an approximate $60 million net benefit in the Chicken segment from the Company's on-going commodity risk management hedging activities and increased grain costs.

Pretax earnings for the first six months of fiscal 2003 include $122 million, or $0.22 per diluted share, received in connection with the vitamin antitrust litigation, which was partially offset by $47 million of costs, or $0.09 per diluted share, of costs related to closing two poultry operations.

John Tyson, chairman and CEO, said, "It is exciting to watch our Company's continued growth towards our vision of being the world's premier protein supplier.  Our second quarter is historically the most difficult, but we had a very good quarter even with the difficult conditions our beef business faced.  Our Chicken segment had improvements in pricing, mix and operating costs and benefited from our on-going commodity risk management hedging activities.  Our pork business was solid, and we are making progress in our Prepared Foods segment.  We reached our previously stated target of 45% debt to capital ahead of schedule and will continue to work to pay down our debt.  We are looking forward to the summer and continued progress on our one face to the customer and our new product initiatives."

At this time, the Company expects fiscal 2004 diluted earnings per share in the range of $1.05 to $1.25.

TYSON FOODS, INC.
News Release
April 26, 2004

Second Quarter Segment Review (In millions)

	Three Months Ended
	Sales March 27, 2004	Sales March 29, 2003	Sales Change	Sales Percentage Change	Volume Change	Average Sales Price Change
Chicken	$2,050	$1,828	$222	12.1%	(2.1%)	14.6%
Beef	2,695	2,790	(95)	(3.4%)	(11.7%)	9.4%
Pork	732	597	135	22.6%	5.6%	15.8%
Prepared Foods	662	618	44	7.1%	2.2%	4.9%
Other	14	12	2	16.7%	N/A	N/A
Total	$6,153	$5,845	$308	5.3%	(4.4%)	10.1%

	Three Months Ended
	Operating Income (Loss) March 27, 2004	Operating Income (Loss) March 29, 2003	Operating Income (Loss) Change	Operating Margin March 27, 2004	Operating Margin March 29, 2003
Chicken	$189	$45	$144	9.2%	2.5%
Beef	(2)	6	(8)	(0.1%)	0.2%
Pork	34	24	10	4.6%	4.0%
Prepared Foods	20	7	13	3.0%	1.2%
Other	22	101	(79)	N/A	N/A
Total	$263	$183	$80	4.3%	3.1%

Chicken segment sales increased in the second quarter of fiscal 2004, compared to the same period last year.  Foodservice chicken sales increased 12.9%, retail chicken sales increased 12.8% and international chicken sales increased 10.8%.  Operating income for the quarter benefited from our on-going commodity risk management hedging activities, which provided approximately $90 million of benefit to offset an estimated $40 million of increased grain costs (based on year over year increases in grain markets), higher market prices primarily due to increased leg quarter and breast meat prices, continued improvements in pricing and product mix, and improved operating costs.  Segment operating income also includes $8 million of accruals related to plant closing costs that were recognized during the quarter.  Chicken segment sales volumes decreased due to a reduction in international export activity resulting from import restrictions by various countries caused by the avian influenza outbreaks in the United States.

Beef segment sales decreased in the second quarter of fiscal 2004, compared to the same period last year.  Domestic fresh meat beef sales increased 4.3%, international beef sales decreased 39.9% and case-ready beef sales increased 8.8%.  Operating income decreased due to lower domestic volumes and live cost increases which were not offset by corresponding increases in cut-out values and drop credits due to the lack of export markets, offset by increased volumes and margins by our Lakeside operation in Canada.  The diagnosis of a single case of BSE in a Washington state dairy cow in the first quarter of fiscal 2004 along with the resulting import restrictions on U.S. beef products imposed by various countries continues to negatively impact the Beef segment's results of operations.  No significant adjustments were made in the second quarter to the BSE related accruals recorded in the first quarter of fiscal 2004.

Pork segment sales increased in the second quarter of fiscal 2004, compared to the same period last year as domestic fresh meat pork sales increased 17.1%, international pork sales increased 73.5%, case-ready pork sales increased 33.6% and live swine sales decreased 37.7%.  The increase in the Pork segment's operating income is due to higher average selling prices and improved drop credits as pork benefited from stronger international markets and operating efficiencies due to increased volume year over year, more than offsetting increases in live costs.

Prepared Foods segment sales increased in the second quarter of fiscal 2004 compared to the same period last year as foodservice prepared foods sales increased 14.1%, international prepared foods sales increased 1.6% and retail prepared foods sales decreased slightly.  Excluding plant closing costs of approximately $6 million recorded in the second quarter of fiscal 2004, operating income was approximately $26 million and 3.9% of sales.  The increase is primarily due to higher average selling prices and increased volumes, partially offset by increased raw material prices.

Other segment operating income decreased primarily due to settlements of $94 million received in the second quarter of fiscal 2003 related to vitamin antitrust litigation.

TYSON FOODS, INC.
News Release
April 26, 2004

Six Months Segment Review (In millions)

	Six Months Ended
	Sales March 27, 2004	Sales March 29, 2003	Sales Change	Sales Percentage Change	Volume Change	Average Sales Price Change
Chicken	$3,961	$3,623	$338	9.3%	0.7%	8.6%
Beef	5,830	5,505	325	5.9%	(12.0%)	20.3%
Pork	1,468	1,191	277	23.3%	4.9%	17.5%
Prepared Foods	1,372	1,302	70	5.4%	(0.4%)	5.8%
Other	27	26	1	3.8%	N/A	N/A
Total	$12,658	$11,647	$1,011	8.7%	(3.7%)	12.9%

	Six Months Ended
	Operating Income (Loss) March 27, 2004	Operating Income (Loss) March 29, 2003	Operating Income (Loss) Change	Operating Margin March 27, 2004	Operating Margin March 29, 2003
Chicken	$305	$58	$247	7.7%	1.6%
Beef	(31)	53	(84)	(0.5%)	1.0%
Pork	83	48	35	5.7%	4.0%
Prepared Foods	26	36	(10)	1.9%	2.8%
Other	41	133	(92)	N/A	N/A
Total	$424	$328	$96	3.3%	2.8%

Chicken segment six months sales increased compared to the same period last year as foodservice chicken sales increased 5.9%, retail chicken sales increased 13.1% and international chicken sales increased 15.6%.  Operating income for the six months benefited from our on-going commodity risk management hedging activities, which provided approximately $103 million of benefit to offset an estimated $43 million of increased grain costs (based on year over year increases in grain markets), higher market prices primarily due to increased leg quarter and breast meat prices and $47 million of plant closing related charges recorded in fiscal 2003 as compared to $12 million recorded in fiscal 2004.  Chicken segment sales volumes were negatively impacted due to a reduction in international export activity resulting from import restrictions by various countries caused by the avian influenza outbreaks in the United States.

Beef segment six months sales increased compared to the same period last year, as domestic fresh meat beef sales increased 10.0%, international beef sales decreased 17.0% and case-ready beef sales increased 20.1%.  Exclusive of BSE related charges recorded in the first quarter of fiscal 2004, operating income decreased $23 million.  Operating income decreased domestically due to lower volumes and live cost increases which were not offset by corresponding increases in cut-out values and drop credits due to the lack of export markets, offset by increased volumes and margins by our Lakeside operation in Canada.  The diagnosis of a single case of BSE in a Washington state dairy cow in the first quarter of fiscal 2004 along with the resulting import restrictions on U.S. beef products imposed by various countries continues to negatively impact the Beef segment's results of operations.  No significant adjustments were made in the second quarter to the BSE related accruals recorded in the first quarter of fiscal 2004.

Pork segment six months sales increased compared to the same period last year, as domestic fresh meat pork sales increased 19.1%, international pork sales increased 68.3%, case-ready pork sales increased 33.5% and live swine sales decreased 37.6%.  The increase in the Pork segment's operating income is due to higher average selling prices and improved drop credits as pork benefited from stronger international markets and production efficiencies due to increased volume year over year, more than offsetting increases in live costs.

Prepared Foods segment six months sales increased compared to the same period last year, as foodservice prepared foods sales increased 11.9%, international prepared foods sales increased 28.4% and retail prepared foods sales decreased 2.8%.  Excluding plant closing costs of approximately $27 million recorded in fiscal 2004, operating income was $53 million and 3.9% of sales.  The increase is primarily due to higher average selling prices and increased volumes, partially offset by increased raw material prices.

Other segment operating income decreased primarily due to settlements of $122 million received in fiscal 2003 related to ongoing vitamin antitrust litigation.

TYSON FOODS, INC.
News Release
April 26, 2004

Tyson Foods operates in five business segments: Chicken, Beef, Pork, Prepared Foods and Other. The Company measures segment profit as operating income.

The Chicken segment is primarily involved in the processing of live chickens into fresh, frozen and value-added chicken products sold through domestic food service, domestic food retailers, wholesale club markets that service small foodservice operations, small businesses and individuals: as well as specialty and commodity distributors who deliver to restaurants, schools and international markets throughout the world. The Chicken segment also includes sales from allied products and the chicken breeding stock subsidiary.

The Beef segment is primarily involved in the processing of live fed cattle and fabrication of dressed beef carcasses into primal and sub-primal meat cuts and case-ready products. It also involves deriving value from allied products such as hides and variety meats for sale to further processors and others. The Beef segment markets its products to food retailers, distributors, wholesalers, restaurants and hotel chains and other food processors in domestic and international markets. Allied products are also marketed to manufacturers of pharmaceuticals and technical products.

The Pork segment is primarily involved in the processing of live market hogs and fabrication of pork carcasses into primal and sub-primal cuts and case-ready products.  This segment also represents the Company's live swine group and related allied product processing activities. The Pork segment markets its products to food retailers, distributors, wholesalers, restaurants and hotel chains and other food processors in domestic and international markets. It also sells allied products to pharmaceutical and technical products manufacturers, as well as live swine to pork processors.

Prepared Foods segment includes the Company's operations that manufacture and market frozen and refrigerated food products.  Products include pepperoni, beef and pork toppings, pizza crusts, flour and corn tortilla products, appetizers, hors d'oeuvres, desserts, prepared meals, ethnic foods, soups, sauces, side dishes, specialty pasta and meat dishes as well as branded and processed meats.  The Prepared Foods segment markets its products to food retailers, distributors, wholesalers, restaurants and hotel chains.

The Other segment includes the logistics group and other corporate activities not identified with specific protein groups.

TYSON FOODS, INC.
News Release
April 26, 2004

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 27,	March 29,	March 27,	March 29,
	2004	2003	2004	2003
Sales	$6,153	$5,845	$12,658	$11,647
Cost of Sales	5,668	5,465	11,779	10,867
	485	380	879	780
Selling, General and Administrative	208	197	416	405
Other Charges	14	-	39	47

Operating Income	263	183	424	328
Other Expense (Income):
Interest	72	71	141	150
Other	3	1	6	6

Income Before Income Taxes	188	111	277	172

Provision for Income Taxes	69	39	101	61

Net Income	$119	$72	$176	$111

Weighted Average Shares Outstanding:
Basic	345	346	345	346
Diluted	356	352	356	353

Earnings Per Share:
Basic	$0.34	$0.21	$0.51	$0.32
Diluted	$0.33	$0.20	$0.49	$0.31

Cash Dividends Per Share:
Class A	$0.040	$0.040	$0.080	$0.080
Class B	$0.036	$0.036	$0.072	$0.072

Sales Growth (Decline)	5.3%	0.1%	8.7%	(0.5%)

Margins: (Percent of Sales)
Gross Profit	7.9%	6.5%	6.9%	6.7%

Operating Income	4.3%	3.1%	3.3%	2.8%

Net Income	1.9%	1.2%	1.4%	1.0%

Effective Tax Rate	36.8%	35.5%	36.4%	35.5%

TYSON FOODS, INC.
News Release
April 26, 2004

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)

	(Unaudited)
	March 27, 2004	September 27, 2003
Assets
Current Assets:
Cash and cash equivalents	$70	$25
Accounts receivable, net	1,158	1,280
Inventories	1,901	1,994
Other current assets	147	72
Total Current Assets	3,276	3,371
Net Property, Plant and Equipment	3,993	4,039
Goodwill	2,561	2,652
Other Assets	402	424
Total Assets	$10,232	$10,486

Liabilities and Shareholders' Equity
Current Liabilities:
Current debt	$399	$490
Trade accounts payable	792	838
Other current liabilities	1,056	1,147
Total Current Liabilities	2,247	2,475
Long-Term Debt	2,986	3,114
Deferred Income Taxes	677	722
Other Liabilities	178	221
Shareholders' Equity	4,144	3,954
Total Liabilities and Shareholders' Equity	$10,232	$10,486

TYSON FOODS, INC.
News Release
April 26, 2004

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
For the Periods Ended
(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 27,	March 29,	March 27,	March 29,
	2004	2003	2004	2003
Cash Flows From Operating Activities:
Net income	$119	$72	$176	$111
Depreciation and amortization	119	112	238	228
Plant closing-related charges	7	(23)	29	22
Deferred income taxes and other	29	31	(36)	-
Net changes in working capital	10	53	138	(71)

Cash Provided by Operating Activities	284	245	545	290

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(107)	(82)	(231)	(182)
Proceeds from sale of assets	10	4	13	11
Net changes in other assets and liabilities	(23)	26	(21)	37

Cash Used for Investing Activities	(120)	(52)	(239)	(134)

Cash Flows From Financing Activities:
Net change in debt	(105)	(167)	(219)	(81)
Purchases of treasury shares	(29)	(14)	(38)	(29)
Dividends	(14)	(14)	(27)	(27)
Stock options exercised and other	16	-	22	(2)

Cash Used for Financing Activities	(132)	(195)	(262)	(139)

Effect of Exchange Rate Change on Cash	(2)	(3)	1	3

Increase (Decrease) in Cash and Cash Equivalents	30	(5)	45	20

Cash and Cash Equivalents at Beginning of Period	40	76	25	51

Cash and Cash Equivalents at End of Period	$70	$71	$70	$71

 TYSON FOODS, INC.
News Release
April 26, 2004

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world's largest processor and marketer of chicken, beef and pork and the second largest food company in the Fortune 500. Tyson Foods produces a wide variety of brand name protein-based and prepared food products marketed in the United States and more than 80 countries around the world. Tyson Foods is the recognized market leader in the retail and foodservice markets it serves. The Company has approximately 120,000 team members and 300 facilities and offices in 26 states and 22 countries.

A conference call to discuss the Company's financial results will be held at 8 a.m. Central (9 a.m. Eastern) today. To listen live via telephone, call 800-857-1738. A pass code and the leader's name will be required to join the call. The pass code is Tyson Foods and the leader's name is Louis Gottsponer. International callers dial 773-756-4625. The call also will be webcast live on the Internet at http://www.tysonfoodsinc.com/IR/publications/confcall.asp. A telephone replay will be available until May 26 at 6 p.m. Eastern at 800-839-4574. International callers dial 402-220-5085. A spreadsheet of the tables in this release will soon be available at http://www.tysonfoodsinc.com/IR/newsinfo/xls/q204.xls.

Forward-Looking Statements

Certain statements contained in this communication are "forward-looking statements" such as statements relating to expected earnings.  These forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Among the factors that may cause actual results to differ materially from those expressed in, or implied by, the statements are the following: (i) fluctuations in the cost and availability of raw materials, such as live cattle, live swine or feed grains; (ii) changes in the availability and relative costs of labor and contract growers; (iii) operating efficiencies of facilities; (iv) market conditions for finished products, including the supply and pricing of alternative proteins; (v) effectiveness of advertising and marketing programs; (vi) the ability of the Company to make effective acquisitions and successfully integrate newly acquired businesses into existing operations; (vii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (viii) risks associated with effectively evaluating derivatives and hedging activities; (ix) changes in regulations and laws (both domestic and foreign), including changes in accounting standards, environmental laws and occupational, health and safety laws; (x) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (xi) adverse results from ongoing litigation; (xii) access to foreign markets together with foreign economic conditions, including currency fluctuations; and (xiii) the effect of, or changes in, general economic conditions. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Tyson undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial information, such as this news release, as well as other historical data and current Company information can be accessed from the Company's web site at www.tysonfoodsinc.com.